EQ ADVISERS TRUST
10F-3 TRANSACTIONS
JANUARY 1 , 2002 THROUGH JUNE 30, 2002

TRADE
 DATE	SECURITY		AFFILIATED UNDERWRITER

EQ/J.P. Morgan Core Bond
02/12/02	General Electric Cap Corp.	J.P. Morgan Securities, Inc.
02/13/02	General Mills, Inc.		J.P. Morgan Securities, Inc.
03/06/02	Weyerhauser Co.		J.P. Morgan Securities, Inc.
03/08/02	Sprint Capital Corp.		J.P. Morgan Securities, Inc.
03/26/02	Meadwestvaco Corp.	J.P. Morgan Securities, Inc.
04/10/02	Valero Energy Corp.		J.P. Morgan Securities, Inc.
04/24/02	United Technologies Corp.	J.P. Morgan Securities, Inc.
05/15/02	Household Finance Corp.	J.P. Morgan Securities, Inc.

EQ/Lazard Small Cap Value
04/23/02	Heritage Property Inv. Trust	Lazard Freres & Co.
05/15/02	Aeropostale, Inc.		Lazard Freres & Co.

EQ/Putnam Growth & Income Value
01/31/02	Loews Corp. - Carolina Group	Bernstein (Sanford C.) & Co., Inc.

EQ/Balanced
01/31/02	Loews Corp. - Carolina Group	Bernstein (Sanford C.) & Co., Inc.
03/21/02	Companhia Vale do Rio Doce	Merrill Lynch & Co., Inc.

EQ/Marsico Focus
03/21/02	Travelers Prop. Casualty Corp.	Banc of America Securities, LLC

EQ/Mercury Basic Value
03/21/02	Companhia Vale do Rio Doce	Merrill Lynch & Co., Inc.